Exhibit 10(iii)(e)

Whirlpool Corporation

Deferred Compensation Plan II

For Non-Employee Directors

(As Amended and Restated Effective January 1, 2009)

Contents

	Article 1. Plan Purpose, Eligibility and Effective Date	1

1.1	Purpose	1
1.2	Effective Date and Compliance with Section 409A of the Code	1
1.3	Eligibility and Participation Rules	1

	Article 2. Definitions	1

2.1	Definitions	1

	Article 3. Plan Administration	3

3.1	Plan Administration	3
3.2	Notifications	3

	Article 4. Election to Defer Compensation	3

4.1	Timing of Elections	3
4.2	Content of Elections	3
4.3	Duration of Elections	3

	Article 5. Deferred Compensation Accounts	4

5.1	Accounts	4
5.2	Crediting of Deferred Compensation	4
5.3	Crediting of Investment Returns	4
5.4	No Right to Company Assets	4

	Article 6. Distribution of Deferred Compensation	5

6.1	Distribution Elections; Form and Timing of Distributions	5
6.2	Distributions in the Event of Death	5
6.3	Distributions in the Event of Unforeseeable Emergency	6
6.4	Acceleration of Benefits	6
6.5	Distributions Upon a Change in Control	6

	Article 7. Plan Amendment or Termination	6

7.1	Amendment and Termination	6

	Article 8. Miscellaneous	7

8.1	Non-Assignability	7
8.2	Deferred Stock Units	7

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Article 1. Plan Purpose, Eligibility and Effective Date

1.1 Purpose

The Plan has been established for the mutual benefit of the Company and Participants with its primary purpose to allow for the voluntary deferral by an Outside Director of the receipt of Compensation to future years.

1.2 Effective Date and Compliance with Section 409A of the Code

The Plan as originally adopted was effective with respect to any Compensation payable to an Outside Director for services performed on or after January 1, 2005. The Plan is hereby amended and restated effective January 1, 2009 to make changes to the Plan as required or permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder. It is intended that any income to a Participant deferred pursuant to this Plan will not be subject to interest and additional tax under Section 409A of the Code. The provisions of the Plan will be interpreted and construed in favor of the Plan meeting any applicable requirements of Section 409A of the Code. The Company, in its absolute discretion, may amend (including retroactively) this Plan to conform to Section 409A of the Code, including amendments to facilitate the ability of a Participant to avoid the imposition of interest and additional tax under Section 409A of the Code. However, the preceding provisions shall not be construed as a guaranty by the Company of any particular tax effect on any income deferred under the terms of the Plan pursuant to a Participant’s election. In any event, the Company will have no responsibility for the payment of any applicable taxes on income deferred by the Participant pursuant to the provisions of this Plan.

1.3 Eligibility and Participation Rules

A member of the Company’s Board of Directors who is not an employee of the Company, or of any subsidiary or affiliate of the Company, shall become eligible to participate in the Plan upon being elected to the Board of Directors. Such Outside Director shall be considered a Participant in the Plan upon the first date an amount is credited to a Deferred Compensation Account for such Outside Director in accordance with Article 5. A Participant’s eligibility to elect to defer Compensation will terminate if (i) the Participant ceases to be a Director or becomes an employee of the Company or of any subsidiary or affiliate of the Company or (ii) the Participant dies, whichever event occurs first. Upon cessation of a Participant’s eligibility to elect to defer Compensation under the Plan, such Participant shall be considered an Inactive Participant. Any amounts previously deferred for the benefit of such Inactive Participant pursuant to the terms of the Plan shall remain deferred and shall be paid to such Inactive Participant (or to such Inactive Participant’s beneficiary or beneficiaries) in accordance with Article 6.

Article 2. Definitions

2.1 Definitions

Whenever used in the Plan, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise.

(a)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b)	“Cash Compensation” shall mean the annual cash retainer and cash Board committee chair fees earned by an Outside Director.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Company” shall mean Whirlpool Corporation.

(e)	“Compensation” shall mean an Outside Director’s Cash Compensation and Stock Awards.

(f)	“Deferred Cash Compensation” shall mean that portion of a Participant’s Cash Compensation that a Participant elects to defer pursuant to this Plan.

(g)	“Deferred Compensation” shall mean an Outside Director’s Compensation, or portion thereof, that such Outside Director has elected to defer pursuant to this Plan.

(h)	“Deferred Compensation Account” or “Account” shall mean the bookkeeping account created by the Company for the administration of each Participant’s Deferred Compensation.

(i)	“Deferred Stock Unit(s)” shall mean that portion of a Stock Award or Awards which otherwise would be made to a Participant under an Equity Plan and which the Participant elects to defer pursuant to the terms of such Equity Plan.

(j)	“Equity Plan” shall mean an equity plan maintained by the Company, including but not limited to the Whirlpool Corporation Non-Employee Director Equity Plan.

(k)	“Fiscal Year” or “Year” shall mean the calendar year.

(l)	“Outside Director” shall mean a member of the Company’s Board of Directors who is not an employee of the Company or of any subsidiary or affiliate of the Company.

(m)	“Participant” shall mean an Outside Director who has elected deferral of Compensation for any Fiscal Year pursuant to this Plan.

(n)	“Plan” shall mean the Whirlpool Corporation Deferred Compensation Plan II for Non-Employee Directors, originally effective January 1, 2005 and amended and restated effective January 1, 2009.

(o)	“Stock Award” shall mean an award of the Company’s common stock to a Participant under an Equity Plan.

(p)	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Section 152 of the Code (without regard to Section 152(b)(1), Section 152(b)(2) and Section 152(d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild the Participant a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 3. Plan Administration

3.1 Plan Administration

The Company shall have full power and discretionary authority to construe, interpret and administer the Plan.

3.2 Notifications

Each election to defer Compensation pursuant to this Plan and any amendment to such election shall be made on a notification form (“Notification”) provided by the Company. Each Notification shall, if it is submitted in a timely manner pursuant to Article 4, be effective when it is received by the Secretary of the Company. Notifications not received in a timely manner shall be null and void ab initio.

Article 4. Election to Defer Compensation

4.1 Timing of Elections

At any time prior to December 31 of each Year in accordance with such procedures as may be established by the Company, an Outside Director may elect to defer receipt of all or a part of the Outside Director’s Compensation to be earned during the next succeeding Fiscal Year. Any election by a new Outside Director to defer Compensation shall be made with respect to services to be performed subsequent to the election and shall be made within thirty (30) days after the date the Outside Director becomes eligible to participate in the Plan.

4.2 Content of Elections

Any election to defer Compensation shall specify the percentage of Compensation to be deferred and the manner in which the portion of the Participant’s Account attributable to Deferred Cash Compensation shall be paid (as set forth in Section 6.1). If a Participant elects to defer less than all of his or her Cash Compensation, his or her deferrals of Cash Compensation will be made on a pro rata basis from his or her quarterly Compensation during the Fiscal Year. Participants may elect to receive Deferred Stock Units in lieu of Stock Awards in increments of 25%, 50%, 75% and 100%. If a Participant elects to receive Deferred Stock Units in an increment of less than 100%, Deferred Stock Units will, in accordance with the election of the Director, be granted in lieu of Stock Awards pursuant to the Equity Plan under which they are granted at the conclusion of each annual meeting of the stockholders of the Company. An election may also specify the beneficiary(ies) to receive any unpaid amounts in the event of the Participant’s death.

4.3 Duration of Elections

Any election to defer Compensation shall continue in force with respect to all Compensation payable to such Outside Director for services rendered in the Year to which such election relates. The amount accumulated pursuant to the deferral shall continue to be subject to the provisions of the Plan. Any subsequent election to defer Compensation shall be subject to the timing restrictions described in Section 4.1.

Article 5. Deferred Compensation Accounts

5.1 Accounts

A Deferred Compensation Account shall be created and maintained for each Participant.

5.2 Crediting of Deferred Compensation

Each Participant’s Account shall be credited on the last day of each calendar quarter with the amount of any Deferred Cash Compensation earned during that quarter and each Participant’s Account shall be credited immediately following the annual meeting of stockholders of the Company with the amount of any Deferred Stock Units.

5.3 Crediting of Investment Returns

(a)	Deferred Cash Compensation. A Participant may specify that the portion of his or her Account attributable to Deferred Cash Compensation shall be treated as if it were invested in any of the investment funds that are available under the Whirlpool 401(k) Plan (other than the Whirlpool Stock Fund). Such Participant’s Account shall be adjusted as of each business day for investment gains and losses accordingly until the balance in the Account attributable to Deferred Cash Compensation has been fully distributed as provided in Article 6. Each such election shall be made at such time, in such manner and with respect to such investment funds as the Company shall determine, and shall be effective only in accordance with such rules as the Company shall establish. If a Participant fails to make an election under this section, the portion of his or her Account attributable to Deferred Cash Compensation shall be deemed to be invested in a default investment fund designated by the Company.

(b)	Deferred Stock Units. The portion of a Participant’s Account attributable to Deferred Stock Units shall be treated as if it were invested in the common stock of the Company and shall be credited with dividend equivalents in accordance with the Equity Plan under which they are granted.

5.4 No Right to Company Assets

The plan is not funded. The Accounts shall be a reserve on the books of the Company. No funds or common stock of the Company shall be segregated or set aside by virtue of such reserve for the payment of amounts in the Accounts. Benefits will be paid solely from the Company’s general funds and are not secured by any form of trust, escrow or otherwise. The rights of Participants with respect to amounts credited to their Accounts shall be those of general creditors.

Article 6. Distribution of Deferred Compensation

6.1 Distribution Elections; Form and Timing of Distributions

(a)	Deferred Cash Compensation. At the time that a Participant elects to participate in the Plan by making a deferral election on his or her Notification, the Participant shall elect the form of payment from the Plan for the portion of his or her Account attributable to Deferred Cash Compensation. A Participant may elect to receive distribution of the portion of his or her Account attributable to Deferred Cash Compensation either in a single lump sum cash payment or in approximately equal monthly or quarterly cash payments over a period not to exceed ten (10) years, commencing on the first day of the second calendar month following the date on which the Participant ceases to be a Director, provided that such time of distribution does not result in tax pursuant to Section 409A of the Code and is otherwise permissible under applicable law. Such election regarding the form of distributions may be changed by a Participant if required by applicable law. If a Participant does not make a valid election with respect to distribution of the portion of his or her Account attributable to Deferred Cash Compensation, the payment shall be made in a cash lump sum on the first day of the second calendar month following the date on which the Participant ceases to be a Director.

(b)	Deferred Stock Units. Distribution of the portion of a Participant’s Account attributable to Deferred Stock Units shall be made by the issuance of shares of common stock of the Company on the first day of the second calendar month following the date on which the Participant ceases to be a Director.

(c)	Six-Month Delay in Payment for Specified Employees. Notwithstanding anything in this Plan to the contrary, if a Participant is or becomes a “specified employee” as described in Section 409A of the Code and Treasury Regulations issued thereunder and as determined by the Company according to its regular procedures for making such determinations, by which the Participant shall be bound, the payment of any amount to which the Participant would otherwise be entitled to receive under the Plan on account of such Participant’s “separation from service” (within the meaning of Section 409A of the Code) shall be delayed until the first day of the seventh calendar following the month in which the Participant’s “separation from service” occurs. During the period for which payment of any amount is delayed pursuant to this provision, such amount shall continue to be credited with investment returns in accordance with Section 5.3 throughout the entire period of the delay.

6.2 Distributions in the Event of Death

Notwithstanding anything in the Plan to the contrary, in the event of a Participant’s death, distribution of the portion of a Participant’s Account attributable to Deferred Cash Compensation shall be made in the form designated by the Participant in his or her Notification (or if no form is designated, in a lump sum distribution). Distribution of the portion of his or her Account attributable to Deferred Stock Units shall be made by the issuance of shares of common stock of the Company. In the case of a Participant whose death occurs prior to commencement of distribution of his or her Account, death distributions shall be made in a lump sum (or if elected by the

Participant at the time of his Notification, installments shall commence) on the first day of the second calendar month following the date of the Participant’s death. In the case of a Participant whose death occurs after commencement of installment payments in accordance with Section 6.1(a), the remainder of the Participant’s Account shall be paid in a lump sum payment on the first day of the second calendar month following the Participant’s death, or if elected by the Participant at the time of his or her Notification, death distributions shall continue to be paid in installments over the remainder of the period designated by the Participant. Distributions on account of a Participant’s death shall be made to the beneficiary or beneficiaries designated by the Participant in his or her Notification, or, if no designation has been made, to the Participant’s estate. A Participant may change his or her beneficiary or beneficiaries by a Notification to the Company. Any such Notification shall be effective when it is received by the Secretary of the Company.

6.3 Distributions in the Event of Unforeseeable Emergency

Notwithstanding a Participant’s distribution election under section 6.1, a Participant may, to the extent permitted by Section 409A of the Code, request a lump sum distribution of the portion of his or her Account attributable to Deferred Cash Compensation in the event of Unforeseeable Emergency. The amount of a distribution in the event of Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency need plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.4 Acceleration of Benefits

There shall be no acceleration of the time or schedule of any payment under the Plan, except as provided in section 6.3.

6.5 Distributions Upon a Change in Control

To the extent permissible under Section 409A of the Code, notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control, each Participant’s Deferred Compensation Account balance shall become due and payable and shall be distributed on the first day of the second calendar month following the Change in Control. The portion of a Participant’s Account attributable to Deferred Cash Compensation shall be distributed in a single lump sum cash payment and the portion of a Participant’s Account attributable to Deferred Stock Units shall be distributed in such forms as may be provided in the Equity Plan under which they are granted. For purposes of this Section 6.5, a Change in Control means an event that would constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

Article 7. Plan Amendment or Termination

7.1 Amendment and Termination

The Board of Directors shall have the right to amend the Plan from time to time or to terminate the privilege under the Plan of deferring Compensation to be earned, but any such amendment or termination shall not reduce any Account of a Participant or former Participant as of the date of the amendment. The Board of Directors may also elect to terminate the Plan itself, in which event, the

Accounts of Participants shall be disposed of as determined by the Board of Directors, in accordance with Section 409A of the Code and regulations promulgated by the Secretary of the Treasury thereunder.

Article 8. Miscellaneous

8.1 Non-Assignability

The right to receive payments hereunder shall not be assigned, transferred, pledged or encumbered.

8.2 Deferred Stock Units

Deferred Stock Units shall be subject to the terms, conditions and limitations of the Equity Plan under which they are granted.

* * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on the 19th day of December, 2008.

Whirlpool Corporation

By:	/s/ David A. Binkley
David A. Binkley,
Senior Vice President
Global Human Resources

Attest:

By:	/s/ Robert J. LaForest
Robert J. LaForest,
Associate General Counsel and Assistant Secretary